Exhibit 99.1
Exhibit 99.1
Transcript of May 24, 2007 Full Year and Fourth Quarter Earnings Conference Call
Participants
Operator;
Patrick Ryan;PolyMedica;Chief Executive Officer
Jonathan Starr;PolyMedica;Chief Financial Officer
Stephen Farrell, President;PolyMedica;
Arnie Ursaner;CJS Securities;Analyst
Keith Jones;PolyMedica;Chief Operating Officer
Brian Tanquilut;Jefferies & Company;Analyst
John Ransom;Raymond James & Associates;Analyst
Balaji Ghandi;Oppenheimer & Company;Analyst
Bill Dezellem;Tieton Capital Management;Analyst
John Emerich;Iron Works Capital;Analyst
Newton Juhng;BB&T Capital Markets;Analyst
Presentation
Operator: Good afternoon, ladies and gentlemen, and welcome to PolyMedica Corporation’s fiscal 2007 fourth quarter and year-end teleconference. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session.
Before the conference call begins, I would like to read the legal Safe Harbor Statement for this call. Various remarks that PolyMedica may make about future expectations, plans, and prospects of the Company may constitute forward-looking statements for the purpose of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may vary materially from these indications and these forward-looking statements as a result of various important factors, including those discussed in the Company’s filings with the Securities and Exchange Commission on forms 10-Q and 10-K. For non-GAAP information discussed in the call, please reference the non-GAAP financial table on the Company’s web site at www.polymedica.com.
As a reminder, this conference is being recorded today, Thursday, May 24, 2007. PolyMedica assumes no obligation to update the information contained in this conference call. I would now like to turn the conference over to Mr. Patrick Ryan, PolyMedica’s Chief Executive Officer. Mr. Ryan, please go ahead, sir.
Patrick Ryan: Thank you, operator, and welcome to the PolyMedica and Liberty’s fiscal 2007 fourth quarter and year-end conference call. I have here with me today Steve Farrell, our President; Keith Jones, our Chief Operating Officer; and Jon Starr, our Chief Financial Officer. By now you’ve all had an opportunity to review our Press Release, and as you can see, we finished the year with a very strong fourth quarter. This morning, I would like to briefly cover several administrative items, including an update on competitive bidding, recap our fourth quarter and fiscal 2007 financial performance, and share with you our thoughts for fiscal 2008. Jon Starr will review the financial results in some detail and share with you our guidance for fiscal 2008.
Administratively, I’d like to welcome Jon Starr to his first earnings call in his new role as Chief Financial Officer of the Company. Please note that Steve Farrell in his new role as President will be assuming the responsibility for Investor Relations for Keith Jones. Steve will be speaking at 2007 Bank of America Health Care Conference on May 31 in Las Vegas. We hope to see you there.
As you are all aware, we held a conference call on April 4th to share our insights into the competitive bidding world. I’m not going to repeat the substance of that call. Instead, I’ll share some additional insights gained from our recent meetings with CMS personnel where we had the opportunity to clarify several elements of the competitive bidding program and to better understand their perspective.
We came away from the meeting with the opinion that CMS is sensitive to the issues facing beneficiaries living with diabetes, and is committed to ensuring that the competitive bidding program does not create a hardship for beneficiaries or have the unintended consequence of lowering patient compliance rates with their physician prescriptions. We’ve also learned that unlike the contract terms for all other competitively bidded product categories that will extend for three years, the contract term for the first ten competitive bidding areas or CBAs for mail-order diabetes testing supplies will only be 21 months. It’s our opinion, and I emphasize it’s only our opinion, that this decision reflects CMS’s acknowledgement about the risk of instituting benefit changes on patients who often require complex care and management, and it allows the agency an opportunity to test the impact of competitive bidding it has on beneficiaries before it rolls out the program more broadly.
Consistent with this line of thinking, we believe that this decision enables CMS to move to a national or regional mail program on January 1, 2010, without overlapping contracts. Thus, in our view, this decision makes it highly unlikely that CMS will bid an additional seventy CBAs in 2009. This potential development reinforces our commitment to our strategic direction and further validates the importance and the value of the Liberty mail order model; that is, controlling health care costs and driving patient adherence to their physician’s prescriptions. We view the 2008 bid as a pilot period, an approach that we have advocated CMS to adopt in the past. How will we approach the 2008 bid? We will approach the 2008 bids very conservatively. We do not believe that winning this initial bid is in any way a critical element to our long-term strategy.
Let me now move on and reflect on our results for the fourth quarter and fiscal 2007. I am proud of our team and am pleased with our accomplishments. Our goals at the beginning of the fiscal year were ambitious and required each and every one of our team members to be disciplined, committed, and focused on achieving our objectives. Our team can be proud of the solid financial and operating results we achieved this year. Revenue increased 37% to $675 million, driven by a 19% increase in diabetes revenue, nearly doubling the industry growth. Pharmacy — and in pharmacy, a 117% growth. We expect strong growth in the diabetes business to continue, and this year, we will provide diabetes services to our one millionth active patient.
As of March 31st, we have completed 15 months of operation under the Medicare prescription drug plan. During this time, we have validated the key roles that the Liberty direct consumer model plays in the future of our health care system, and we moved from what was just a concept 15 months ago to a growth model within our pharmacy. We achieved 37% revenue growth this year while reducing our SG&A expense by 380 basis points. Excluding stock-based compensation and the one-time litigation charge, earnings per share for fiscal 2007 increased 22% over last year, and for the fourth quarter, earnings per share increased 64% over last year’s fourth quarter. The Liberty brand and our direct-to-consumer model are strong today and have uniquely positioned the Company to continue to thrive as the health care sector evolves.
In fiscal 2007, we invested a significant amount of capital, both human and financial, in order to position the Company to compete effectively over the long-term. Several examples of our investments are as follows. We conducted extensive patient surveys, physician surveys, and focus groups and commissioned research on the value of the Liberty model. Our new patient satisfaction surveys demonstrated a 98% satisfaction rate with Liberty, and our commissioned independent research by Reden & Anders suggested a model like Liberty’s that contributes to and drives increased patient compliance with evidence-based care with physician directed care regiments can lower the overall health care spending for patients living with diabetes by up to 30%.
In 2007, we continue to invest in patient education and the integration of the IntelliCare clinical platform into our overall Liberty Advantage program. The IntelliCare network of 150 nurses give us a unique competitive advantage that will play a key role in the next 12 to 24 months as we continue to build upon our clinical programs, enhancing our coaching and educational offerings to both our patients and the physician’s offices.
We invested heavily in marketing and research. The findings from this research have allowed us to develop new marketing initiatives in both television and direct mail that allow for greater segmentation and targeting based upon patient demographics. Over the last six months, the new marketing initiatives have demonstrated promising results. The cost per sick patient has remained in the $300 range for seven straight quarters. In 2008, we will continue to build up the strength of our brand and the knowledge gained from our actions this year with a detailed and segmented marketing plan. These investments, as well as other efforts we have employed over the past two years, have enabled us to build a robust, multichannel platform and positions Liberty for consistent long-term growth.
Let me break down these channels further. We attracted new patients to our business in five primary ways. First, we attract patients by advertising. As you may know, looking back four or five years, we attracted most of our patients through our direct response television initiatives. Today, our direct response channels are much more diverse, and we’re achieving success on network television, cable, the internet, magazines, and with direct mail.
Second, we attract patients by acquiring competitors. We began this program a little over two years ago. It’s been successful so far and we expect to continue — to continue to be an important source of diabetes growth. We’ve continued to be a disciplined acquisitive company in the last year, completing 12 acquisitions that serve 70,000 patients.
Third, we attract new patients from physician office referrals. This has been a relatively small channel for us historically, as it requires a direct sales force, which we hadn’t fully developed. We’ve implemented a sales force in fiscal 2007 and began marketing insulin and insulin pumps to our patient population. The initial results of these trial programs are very encouraging, and we now have a number of sales representatives in the field, and we are rapidly expanding our insulin pump center of excellence. In fiscal 2008, we will continue to build upon our success within our physician sales force and believe that our network of 150 nurses will add to the value proposition we offer physicians and their patients.
Fourth, we attract new patients by contracting with commercial insurance plans. Our entry into the commercial insurance market has taken much longer than I initially thought it would. However, we’ve begun to make progress and expect to continue to break down barriers in the next 12 to 24 months, as our clinical and coaching programs become more robust.
Fifth, we attract patients who become aware of Liberty through our business partnerships. We’ve recently established a relationship with the American Diabetes Association, ADA, in which they’ll provide educational materials to assist in our clinical outreach to patients. The ADA will allow us to use the ADA logo in our marketing and advertising materials in exchange for a three-year sponsorship of the ADA by Liberty. The strength of the Liberty brand, our multichannel marketing plan, our operating model, and our disciplined financial approach give us a distinct competitive advantage and have allowed us to make these investments while building upon our solid financial track record.
As we approach 2008, we will continue to build upon the foundation we have laid over the last two years. We will continue to offer our patients a comprehensive solution to their health care needs, working as a team with our partners to enhance our value proposition and to help our patients lead a healthier life. Now I would like to turn the call over to Jon.
Jon Starr: Thanks, Pat. I’ll focus my discussion on providing additional insight into the Company’s operating results and key metrics for the quarter ended March 31, 2007, and then I’ll provide an overview of the Company’s fiscal 2008 guidance.
Compared to the December quarter, diabetes revenue increased $1.5 million to $124 million despite the seasonal decrease in revenue from commercial patients that we discussed in the December quarter conference call. Diabetes revenue growth was driven by a 1.9% sequential increase in diabetes patients, another strong quarter of diabetes reorder rates, and a $1 million increase in other diabetes segment revenue, that was primarily related to the continued success of our insulin pump center of excellence initiative. Revenue per shipment decreased $5 from the December quarter and was primarily related to the lower commercial revenue. Compared with last year’s fourth quarter, diabetes revenue increased 12% and was primarily due to patient growth of 7.7%, higher repeat order rates, and higher revenue per shipment.
During the March quarter, we added 61,000 new patients from our marketing and acquisition programs, and patient attrition decreased from 48,000 patients or 5.3% of the patient based in the December quarter to 43,000 patients or 4.6% of the patient base this quarter. We believe that the March rate of patient attrition will continue in fiscal 2008. Diabetes reorder rates in the March quarter increased to 93.1%, compared with 91.3% in the December quarter. Our teams’ continued efforts to drive patient compliance resulted in the strong reorder rates this quarter.
We continue to focus our attention on patient satisfaction, which is reflected in this quarter’s increased patient retention and higher reorder rates. As we had stated in the third quarter conference call, it may be difficult to maintain this high reorder rate level each quarter. Diabetes gross margins were 58.4% in the March quarter, compared with 56.5% in the December quarter. The improved diabetes gross margin rates reflect improvement in the product mix and the seasonal impact of reduced commercial revenue this quarter.
Turning to our Pharmacy segment, revenue this quarter was $54.7 million, essentially flat from last quarter and an increase from last year of 81%. Halfway through the quarter and prior to completing the implementation of the Medco fulfillment arrangement, we faced capacity constraints that temporarily interrupted pharmacy revenue growth. We made a decision to focus our efforts on servicing existing patients to ensure we met current patients’ medication needs, and we reduced our outbound new patient enrollment in the last six weeks of the quarter. As a result, prescriptions increased 1% sequentially to 572,000 prescriptions. Revenue per prescription decreased by $1 from last quarter. The number of prescriptions shipped to each patient dropped by 0.5 to 5.72 prescriptions. Once the transition activity was substantially completed at quarter-end, we resumed our new patient enrollment efforts with similar success to prior periods, and therefore we would expect to report significant pharmacy revenue growth in fiscal 2008, and that is reflected in our guidance.
Pharmacy gross margin dollars increased 4.3% over the December quarter, and 29% over last year’s fourth quarter. Pharmacy gross margins were 17.9% in the March quarter, compared to 17% in the December quarter. Improved product pricing and a 1% increase in the percentage of generic medications dispensed this quarter resulted in the margin improvement. As we stated last quarter, you should keep in mind that as generic penetration increases in our base, revenue and revenue per script will decrease while gross margin percentages will increase.

Taking a look at SG&A expense in the March quarter, SG&A expense was $64.5 million, with 36.2% of net revenue, compared with $61 million or 34.4% of net revenue in the December quarter. Excluding the $1.4 million litigation charge we recorded in the March quarter, SG&A expense was 35.4% of net revenue. The remaining increase from the December quarter related to an increase in labor costs primarily due to overtime related to the Medco implementation and payroll taxes, and an increase in bad debt expense due to the higher mix of Medicare and diabetes revenue this quarter. Due to the positive operating performance this quarter, the Company generated $13 million in operating cash flow.
Accounts receivable days were 59 at the end of March, and as we have done historically, we delayed billings during the March quarter to lessen our exposure to patient deductibles. This resulted in some cash collections to be delayed during the quarter until the June quarter. In addition, we closed three patient list acquisitions during the March quarter for a total of $7 million. We had $58.7 million of floating rate debt outstanding at year-end, and our total long-term debt outstanding at year-end was $238.7 million, compared with $237.6 million at the end of December.
Now I will turn to guidance for fiscal 2008. We expect total revenues in the range of $800 to $815 million representing growth of 18% to 21%. Earnings per share is expected to grow 46% to 53% to between $2.10 and $2.20. Excluding stock-based compensation expense of $0.30 to $0.32 per share, adjusted earnings per share should be between $2.40 and $2.52.
Although it will not be our practice to provide quarterly guidance going forward, since it is our year-end call and we are already two-thirds into the first quarter, we felt it made sense to give some insight into our first quarter EPS expectations. We expect EPS in the first quarter to be in the same range as the fourth quarter, and this is reflected in the full fiscal year 2008 guidance.
Costs related to the completion of the Medco transition, other investments we have made and that we will continue to make, and an expectation that diabetes reorder rates will not meet fourth quarter levels contribute to our current expectations. In support of our fiscal 2008 guidance, we expect diabetes patient and revenue growth of 10% to 12%, and we expect to be servicing more than 1 million active diabetes patients later this year. Diabetes gross margins are expected to be between 58% and 60% for the year.
For the Pharmacy segment, we expect revenue and prescription volume to grow approximately 40% over fiscal 2007 results. Gross margins for the Pharmacy in the first quarter should remain around 18%, and then decrease to around 16% and 18% for the remainder of the year, reflecting continued growth of Part D prescriptions over the non-Part D pharmacy business. We expect to continue to scale the business and leverage the platform with SG&A expense ranging between 34% and 36% of revenue for the year. We should generate between $80 and $90 million in operating cash flow, and capital expenditures should range between $10 and $15 million. Pat?

Patrick Ryan: Thank you, Jon. As we approach 2008, we appreciate that our work is far from complete. We are ever mindful that we operate in a very competitive environment with its own unique set of risks and hurdles. Our mission is clear, our goals are challenging, and our management team is focused. As a team, we remain humble and gain great strength and commitment from our patients as we work with them to overcome the many challenges that living with diabetes can present to them on a daily basis. Operator, with that, I would like to open up the lines for questions.
Question and Answer Session
Operator: Thank you, sir. (OPERATOR INSTRUCTIONS) One moment please, for our first question. And our first question comes from the line of Arnie Ursaner of CJS Securities. Please proceed, sir.
Arnie Ursaner: Hi. Good morning. I’m backing up Bob, who’s out of the office this morning. While I appreciate you gave us a very thorough update on the competitive bidding scenario, could you perhaps clarify or expand a little bit on your strategy and how you perhaps intend to enter some of the markets you’re in, and also your view or plans regarding pricing as you enter this market.
Patrick Ryan: Great. Thank you, Arnie, for the question, and congratulations to Bob on his new baby. I think first of all, factors to consider when you’re thinking about competitive bidding in the coming year. This first bid will be for April 2008 and ten MSAs. We view this now as a 21-month agreement as a shortened period of time where the cost of the work involved has to be one of the considerations that you take in mind as you bid. For example, every patient that becomes a patient of yours as part of this bid process, you’re going to have to collect the doctor’s order and the assignment of benefits paperwork for, you’re going to have to go through a compliance exercise to ensure that you’re following the — you’ve got all the necessary paperwork in line. And when you think about that in a 21-month time frame, you also have to recognize that you’re probably looking at somewhere between three and four total shipments before the expiration of the contract. You think of that because people may come into the contract with more supplies and not need a first quarter shipment, or the level of compliance you’re going to be able to drive as you start to get to know these people and they get used to your program. So in the short run, we view the 2008 proposal at best at today’s rates a break-even proposal, because you’re also not going to be able to drive market share or invest in driving market share in this shortened bid period. So our philosophy, as we approach this process and this bid, we’re going to be extremely conservative as we enter it, and view it really as a pilot. We do not view it as important for the long-term strategic direction of the Company that we win any of these ten MSAs, and we’ll keep an eye on our progress. We hope to win some, but we don’t view it as that important. Do you want to add to that, Steve or Keith?
Stephen Farrell: The only thing I would add is that the marketplace is evolving rapidly, and it’s very dynamic, and we know that CMS and Congress are concerned about the impact that these programs could have on patients, beneficiaries who have diabetes, and we think that there’s a large group working towards better answers for patients.

Patrick Ryan: And two other points that I would make with it with regard to specific bid strategy. We are going to bid a full formulary, we believe choice is important. We’ve emphasized to CMS our concern with the foreign meter — with the irrational bidder. I think they understand that. They appreciate the need for a full formulary for these patients so the patients have choice. We’ll follow that guideline. We’re also going to keep our full range of services that we offer today as part of our bid process. We’re not going to cut back any of the service or educational or coaching opportunities that we’re building. So our model is not the low-cost model today as we enter into the competitive bidding scenario for 2008, and we expect to be very, very conservative on price.
Arnie Ursaner: Okay, thank you for that update. One more real quick question, if I can. You’ve got a million customer base, and you’ve spoken frequently about your ability or intent to leverage this asset, and you’ve also specifically mentioned two targeted areas; specialty pharma and insurance partnerships. Can you give us some updated data points on how you’re progressing there, please?
Patrick Ryan: Absolutely. With regard to both, we have targeted those as 2009 fiscal year, 2008 calendar year projects for us. As you look at the insurance program, we’ve made progress, we’ve had discussions with a number of manufacturers or insurers that we are in discussions with. I had hoped by this time to have some of those agreements finalized for next year. I’m not there yet, but we’ll have at least one or two trial programs where we test a couple of programs in very specific markets, would be my expectation for that program. I don’t expect nor is it in our guidance that it has any EPS impact for the business. With regard to specialty pharmacy, we have been in negotiations with a number of the major providers of Specialty Pharmacy services. We continue in those negotiations, and I would expect to reach an agreement in the next six months or so with one of those providers for those services to provide Specialty Pharmacy services for our patient population. And then that relationship will look an awful lot like our existing pharmacy relationship, where we’re going to depend upon one of these providers to outsource those services. And again, there is no EPS impact built into our 2008 fiscal year numbers for those two businesses.
Arnie Ursaner: Thank you very much.
Operator: Thank you. And our next question comes from the line of Brian Tanquilut of Jefferies and Company. Please proceed, sir.
Brian Tanquilut: Thanks. Hi, good morning, guys.
Patrick Ryan: Hi, Brian.
Brian Tanquilut: Hi, Pat. Just a quick question first on housekeeping. Patients in Part D, that’s a number that you used to give out. How many Part D patients did you have during the quarter? Or let me skip to my second question. Pat, how should we start looking at, the revenue per patient in the pharmacy business declined sequentially during the quarter, just wondering what the explanation for that is and how we should think about that as it trends going forward?
Patrick Ryan: The best way to think about that is that the Medco transition went very well for us through that process, but it’s a very complex process when you consider we’re taking our systems and connecting them to Medco so that one can talk with one another. We’re taking our entire pharmacy staff and transitioning it to Medco and going through that process as we continue to operate a high growth pharmacy. So when you look at it on an operational — from an operational perspective, it went very smoothly in the eyes of our patient population. In order to ensure that, we had two issues that we had to address. One is we were running up against capacity issues, as we had said almost a year ago in the fourth quarter if we didn’t make an investment or some changes, we had run up against capacity issues. We did. And so our choice was to try to force through that issue or to dial back a little bit and ensure that the patient experience, this transition is transparent to them. That’s the decision we made. I view it as a part of the transition, I don’t view it as any issue for the business on a go-forward basis.
Brian Tanquilut: Thank you.
Jon Starr: Brian, this is Jon. We had 77,000 patients in our Part D program at the end of this quarter, and that number was 66,000 last quarter.
Brian Tanquilut: Got it. Pat, since you touched on Medco relationship, the PBMs have talked about how diabetes testing supplies is a growing segment for them in terms of drugs — or spend as a category. Is there an opportunity to expand your current relationship with Medco to start hitting on their diabetes testing supplies?
Patrick Ryan: The relationship with Medco is a very sound partnership. There’s an opportunity for us with a number of PBMs to help them with their diabetes patients as well as with Medco, but we will work with Medco over the course of the next year to look at all opportunities to accelerate our relationship. We’re currently talking about specialty pharmaceuticals with them, we’re talking about the diabetes patient. It’s clearly an important patient to Medco and an important patient to us, and we’re going to look for ways to work together. But we do not want to get ahead of ourselves with regard to that. We’ll continue to report to you as we make progress there. I don’t want to make the same mistake I made over a year ago when I started talking about 1,000 patients coming in in a day.
Brian Tanquilut: Got it. Jon, last question, and I’ll jump back in the queue. What is the buyback assumption in the guidance, considering that your free cash guidance is pretty robust, just wondering how you’re thinking about buybacks in ‘08.
Keith Jones: Brian, this is Keith.
Brian Tanquilut: Hi, Keith.

Keith Jones: There are no buyback assumptions in the guidance for 2008. Our assumptions are any free cash flow we generate and don’t utilize for acquisitions would be to repay our floating rate debt.
Brian Tanquilut: Okay. Got it. Thank you.
Patrick Ryan: Thank you.
Operator: Thank you. And our next question comes from the line of John Ransom with Raymond James and Associates. Please go ahead, sir.
John Ransom: Hi, good morning. I want to make sure that we’re doing this math correctly, but it looks like the patient acquisition costs on the acquisition side was over $600 a patient, about $635 compared to about $407 last year. So is that math right, and could you comment on that as to why that might be?
Keith Jones: The math is correct, John, but, again, it takes quite a while for to us enroll patients from acquisitions. So unlike the direct marketing where we don’t count them as a patient until we ship them, and we don’t — and obviously we spend each quarter, with acquisitions we may spend several million dollars at the end of a quarter but get the benefits over the next six to nine months. So that transition period where there’ll be months where we do not have any costs per acquisition patient, but we’re enrolling patients from previous acquisitions. Our general overall cost for acquisitions is between $400 and $500 per patient at this time.
John Ransom: Has that gone up?
Keith Jones: Has that gone up?
John Ransom: Yes.
Keith Jones: In general, the pricing has been pretty competitive over the — and consistent over the past couple years. Some of the larger transactions we’re willing to pay a little bit more for it, but generally, no, it’s been pretty flat.
John Ransom: Okay. And then, I guess my second question is, your attempt to expand patient acquisition beyond the traditional acquisition in advertising model. When should, kind of outside looking in, when would that actually start to bear fruit, and what should we look at, should we look at a lower patient acquisition cost as a goal, or how will you report on that?
Patrick Ryan: Well, I don’t know that we’ll report by specific channel, John, at all.
John Ransom: Okay.

Patrick Ryan: The purpose of sharing that with you is so that everyone has an appreciation that we’re not really dependent upon one channel or one spokesperson, but that we’ve got a multichannel approach. We’ll continue to average our cost per acquisition so you’ll see it in those numbers. I think the other point that I would make, if you go back two years ago or so when I got here, one of the concerns was that that number was going to continue to accelerate, and if you look at seven quarters of flat acquisition spend, we’ve become very efficient with regard to our advertising model, and we’ve become efficient with our other channels as well.
John Ransom: Great. And then just a couple other things. In your 2008 guidance, what’s the interest expense assumption?
Keith Jones: The interest expense assumption, as far as the rate or as far as the balance?
John Ransom: The dollar amount.
Keith Jones: It’s between $5 and $6 million.
John Ransom: Okay, $5 and $6 million. I guess the other thing, what is your assumption around patients added through acquisition? And does your CapEx exclude those dollars, or is that part of your $10 to $15 million in CapEx?
Keith Jones: We’re not providing the breakout between the patients derived through our advertising or acquisition programs. We gave you growth for the diabetes revenue of 10% to 12%. And I’m sorry, what was the second part?
Patrick Ryan: The second part was on the capital spending. The capital number, it’s not included.
Keith Jones: The $10 to $15 million is purely fixed asset, equipment, software, those types of things.
John Ransom: Sure. And then could you quantify the Medco costs that are in the June quarter that won’t recur after the June quarter?
Keith Jones: We’re not going to provide exact amounts, but when you look at the amount that affects our earnings from one penny, which is about $300,000 — $350,000, we’re talking about a couple pennies. So overall, in the grand scheme of things, it’s not a material amount, but when you go and look quarter to quarter, it does have an impact.
John Ransom: Okay. Did the Medco deal show up — has that started to improve your gross margin? Was that part of this quarter, or should we look for that to occur — I know you’ve given gross margin guidance, but it’s hard to parse out how much Medco has helped there, so when should that start to help your gross margin numbers?

Keith Jones: Certainly on the first product we sent out, it helped our individual product gross margins. This fourth quarter was a little bit of a mixed bag of everything, and there’s a lot running through there since we were splitting orders between the facilities. We should see consistent improvement as well this next quarter, and then as Part D becomes more part of the base, our overall pharmacy margins are going to continue to drop. The Part D business is below 18% with or without Medco, just based on the product costs. And that continues to grow, and we ramp up the new growth, the overall margins had dropped down a little bit more into the 16% to 18% range.
John Ransom: Great. And this is my last question, I promise. Are you guys still assuming in your guidance a $3 or $4 million head from AWP?
Keith Jones: No. Just to clarify. If you remember, when the AWP issue came out, this is before our Medco relationship, our expectation would be that it was going to hit us about $1 million per quarter, because our reimbursement was based on AWP, but our cost structure was not. It was based on WAC pricing. Our current agreement with Medco protects us in that our reimbursement end costs are based on AWP, so to the extent that AWP decreases, we’re protected on a downside risk because of our relationship. So our guidance reflects minimal impact because if it goes down 4% on brand drugs, our costs should also go down 4%, so the overall impact is really negligible.
John Ransom: Okay, great. Thank you.
Patrick Ryan: Thank you, John.
Operator: And our next question comes from the line of Balaji Ghandi of Oppenheimer and Company. Please proceed, sir.
Balaji Ghandi: Morning, guys.
Patrick Ryan: Hi, Balaji.
Balaji Ghandi: Just a couple of things. On the gross margins, I want to make sure I understood this correctly. It sounds like as you move — as you get more generic business, that would help your margins, yet you think margins might come in a little bit in fiscal ‘08 versus ‘07, so I just want to understand why that would happen?
Jon Starr: In fiscal ‘08, as we keep growing, the Part D percentage of the business is going to overshadow the traditional business, so the traditional margins were higher. As the Part D percentage grows, we’re expecting modest decreases in gross margin percentage overall.
Keith Jones: And, Balaji, our expectations and our ability to penetrate the generic side is not significant. We’re still early into the Part D pharmacy rollout. Our focus is on patient service and bringing through new patients and getting the product out the door. Certainly, within fiscal ‘08, we’re going to focus on our profitability on our products and substitution for brands. But we’re not even close to being there at this point, so we’re showing some nice progress, but also remember that some of that brand generic shift that you’re seeing is what we talked about a couple quarters ago, which are the brands going off of brand into single source generic and then multisource generics status. So it’s not an impact that we’re making a great effort or great success on generic substitutions, it’s more a factor of these single source generics coming to the market.
Balaji Ghandi: Okay. And the business — your legacy business before you got into Medicare Part D, I always understood that most of that to be FEP business. Is that still the case? The remaining 30,000 patients or so?
Keith Jones: Yes.
Balaji Gandhi: Okay, and that’s still a higher margin than Medicare, is what you’re saying, right?
Keith Jones: Yes.
Balaji Gandhi: Okay. And the guidance, depreciation, is there kind of an assumption for that for the year?
Keith Jones: There is in our model, but it’s not something we want to break down as far as the amortization or the depreciation. You can — if you look at the last quarter, obviously assume the CapEx from this quarter and the projections for next year, I think you can back into it.
Balaji Gandhi: Okay. Last question, maybe for you, Pat, is just with the competitive bidding, I know that there’s a companion bill that was introduced in the Senate, and you’ve got two things going on, you have one trying to prepare for competitive bidding, but what are you hoping maybe to get out of the legislation, or just legislatively in general, are you hoping to achieve anything with competitive bidding?
Patrick Ryan: Thanks for the question. It’s hard to sit here today and speculate exactly where all this will end up. There is so much taking place in Washington right now, and it’s a little bit hard to sort out what will be achieved. If you follow any of the goings on on any given day, there’s a discussion on the FDA, biogenerics, competitive bidding, physician referral, physician fee schedules. So the Democrats are looking at everything very closely. The Tanner Hopson bill you’re referring to and the companion bill to that is proposing that there would be an any one provider provision to competitive bidding, allowing anyone who would accept the price to provide the service, so taking away one’s ability to accumulate market share, and therefore eliminating really a great deal of any incentive and participating in competitive bidding or participating aggressively in competitive bidding. So it will be interesting to see where that goes. It’s likely that there’ll be legislation to repeal. And I do think there’s an argument out there that’s being advanced, discussing the diabetic patient and what the differences are there. So I can’t really sit here today and speculate. What I can say to you is that as you look at 2010, where that is the target time frame for rolling out a regional and/or national plan, that is the same period of time in which my daughter, who’s a freshman in college will graduate from college, and I think there’ll be a lot that will change in her life, and I’m certain there’s going to be a lot that will change in the life of competitive bidding.
Balaji Gandhi: Okay, thanks.
Operator: Thank you. And our next question comes from the line of Bill Dezellem of Tieton Capital Management. Please proceed, sir.
Bill Dezellem: Thank you. We had a couple of questions. First of all; the $1.4 million litigation charge. Would you please discuss the details behind that? And then secondarily, relative to the options expense, that’s not declining in the fiscal ‘08 versus the fiscal ‘07 level. At what point should we be thinking about that expense dropping on an annual basis?
Keith Jones: Hi, Bill, it’s Keith. Regarding the litigation charge. If you go back a month or so, we talked about — we actually sent a press release out discussing what it related to, it’s the FLSA lawsuit. The judgment from the judge at that time indicated that all of our claims — our counterclaims were denied. So we thought it was prudent to increase our reserve related to the litigation, although we’re going to defend it vigorously and appeal it. We thought it was prudent financially to put that reserve. I would refer you back to that press release. On the stock option expense, if you remember when a lot of the management — new management came on place a couple years ago, there were option grants and restricted stock grants. So that’s a four-year period. We’re still in that four-year period. We would expect going out to fiscal ‘09 and fiscal ‘10 to be a decrease, of course, as that rolls out. And then just normal options and restricted stock expense after 2010.
Patrick Ryan: So that’s actually a good question, because I think we’re somewhat penalized for our timing in the management changes in that the expensing of options came into play as we went through a fairly major hiring process in the organization. So as you compare us to other companies out there, if you compare us just on equity owned by management, we’re certainly in-line, or if you look at the Raymond James report, maybe we’re actually below market there. But if you look at the overall level that’s being expensed, it is high because of the timing of all these executives joining the company.
Bill Dezellem: Thank you both.
Patrick Ryan: You’re welcome.
Operator: Thank you. And our next question comes from the line of John Emerich of Iron Works. Please proceed, sir.
John Emerich: Thanks. I have a rough connection, I hope you can hear me.
Patrick Ryan: We can. Thank you.

John Emerich: Great. Two quick questions. The cash generation improvement this year, and the outlook is fantastic. To what do you attribute, without me having built an interactive model just yet, what is that being generated by?
Keith Jones: Sure, John. Simply, obviously improved earnings generation, the revenue growth, and we’ve made some great strides in both AR management and inventory management. If you look at the key factors and the prior cash flows for those periods, we had some decreases in AR and inventory, and our earnings that we invested heavily into our pharmacy initiative resulted in $11 million last year in operating cash flow. We felt we were going to turn that around, and we provided guidance for fiscal ‘07 and we hit that. And again, just looking at the growth in our business and our ability to continue to manage those assets, we expect us to go in the $80 to $90 million range.
John Emerich: Okay. That’s super. The second question, you were just talking to somebody about the future projection of options expense and that amortization. Is there also a tailoff in your nonoption-related amortization, a line item, which is not insignificant for you guys, but I think just on a GAAP basis. Your cash is coming through, you can see that, but can you look out a year two and talk about what barring any other acquisitions the other amortization is going to do?
Jon Starr: It’s tracked similar to our advertising amortization that goes over four years. So if we stop today, four years from now it would all be gone. But of course, as we do more acquisitions, it continues to have adds as well as amortization coming out. It really depends on the activity over the next several quarters, but it’s a four-year amortization period.
Patrick Ryan: And again, we would expect to continue our acquisition program during this period of time. So whatever amortizes off, we would expect to make investments that would add back into that.
Stephen Farrell: The other thing I’d add on that is historically, our spend has exceeded our amortization, but as we expand and give up these other channels that Pat referred to, we’re not capitalizing any of that expense. We should see a much closer balance between our spend and our amortization.
John Emerich: Got it, thank you very much.
Operator: Thank you. And our next question comes from the line of Newton Juhng of BB&T Capital Markets. Please proceed with your question.
Newton Juhng: Thank you. Firstly, on the comments you made about your capacity constraints, is it fair to assume that that’s resolved and we shouldn’t be seeing anything on that front going forward for the pharmacy side?

Patrick Ryan: Correct. With the Medco relationship, we have more capacity than we could possibly use at this point in time. They can ship whatever we ask them to.
Newton Juhng: Okay. Then, is it possible to get the number of signups you’re looking at per day? I think you threw out that metric before. Your expecting it to come down, but I was wondering if you could give me an idea where it’s at now?
Patrick Ryan: We didn’t comment specifically on it, but what we said is that it’s very consistent with past behavior, and I want to be clear on this point. We do not have an issue with regard to patients interest in joining the Liberty Pharmacy program. The flattening in the revenue in the pharmacy was a decision for us and a smart one, I think, in order to ensure that we provided a high level of service to our existing patient population as we went through what is a very material transition of a program. But as we move forward, we will work with our partner to find ways to accelerate our ability to reach out tour existing patient population.
Jon Starr: Yes, I would add as we go into fiscal ‘08, we still have a large population of diabetes patients that we have not talked about Part D, so we expect to be able to continue with the similar rate of signups throughout the fiscal year.
Newton Juhng: And on that front, when you have a new patient coming in, are you trying to upsell the pharmacy with the first call, or are you still holding off on that and waiting until a future point in time?
Keith Jones: We do ask patients if they have pharmacy needs, but it’s an introduction. It’s really focusing on making sure we enroll the patient in the diabetes first and foremost and serve that need, but it is a soft introduction, through our outbound efforts in pharmacy, we’ll go out and contact them again in the future.
Newton Juhng: Okay. Just one last question. A lot of press lately on Avandia, and I was just wondering, one, in terms of what kind of revenue you have associated with this drug, and two, how you view any potential impact, if any, with a drug like that going off the market?
Keith Jones: Yes, Newton, it is a high mover for us, obviously, with our diabetes population. It’s a top ten drug. So if there is a significant impact on utilization, it’s hard to assess what that would be for us because you would assume that they would move to another medication. There’s been talk about certain other ones, Metformin increases as well. The key to Avandia is a brand drug so our profit margin in the product is in the single digits, but the revenue is very high. It’s a top ten mover for us. So for to us speculate on whether it would be removed, we haven’t seen anything this week that would indicate that the volume has decreased at all. We’ll just have to sit back and see how it moves. What we’ve done is informed our patients to make sure if they have any concerns, they should be contacting their physicians before they make any decisions to stop utilizing it or continue using it.

Patrick Ryan: I think that’s an important point to emphasize. We are communicating with our patients that it’s important they communicate with their physician and seek their physician’s direction as to what steps to take with the medication. And it’s highly likely if there’s a major change there that other medications will step in to fill that position. And the question of what the revenue or the profit on that will be will be dependent upon the medications and the volumes.
Newton Juhng: Thank you very much for the comments, guys.
Patrick Ryan: Thank you.
Operator: Thank. And our final question is a follow-up from the line of John Ransom of Raymond James and Associates. Please proceed, sir.
John Ransom: Hi, thank you. Pat, just going back to your comment on the commercial market and the penetration there, could you expand a little bit? Is that mostly the NDP acquisition, or are there some other initiatives that have taken longer than you might have thought?
Patrick Ryan: My comment has nothing to do with NDP, they continue to perform well in that space. If you go back two and a half years ago, I made a comment about entering into the commercial marketplace and looking at that, and I think that both you and Art told me it would be harder than I thought, and it was. But we have been spending a lot of time talking with health plans and developing our coaching educational model and with the Reden & Anders studies, as well as a number of studies that are out there, the national study, the New York Times reports, etc., a number of plans are starting to look at their diabetic population, and I feel like in the coming year or two, we’re going to start to break through some of those barriers where we can work with health plans to help them manage that population in a complementary format to their own in-house disease management programs or if they contract outside with another disease management program. But our guidance for this year is not dependent upon any major breakthroughs in those areas, John.
John Ransom: Okay. Just jumping around a bit — the diabetes gross margin, what was mentioned in the quarter was the seasonality of fewer commercial patients. I wonder kind of looking out at your guidance and comparing it to ‘07, is there material movement in the margin from the private label initiative as well, I would assume?
Patrick Ryan: (Multiple speakers) Go ahead.
Keith Jones: There’s obviously continued improvement during fiscal ‘07 as we are implementing that program, you had new shipments, first-time shipments, the cost of the meters, as we talked about having an impact on gross margin, and then you get into a couple reorder cycles, you then have that a compounding affect of your margins improving. We would expect that to continue, and I think it’s reflected in the guidance for ‘08, 58% to 60% is significantly higher than what we experienced in fiscal ‘07. I would expect the December quarter again to be lower than the rest of the quarters, because again, that’s historically a big push on the commercial side. Does that answer your question, John?
John Ransom: Yes. Is the penetration — I know you don’t give numbers quarterly, but in general is the tracking in-line with your expectations, is it above, behind, or in-line in terms of the rate of penetration?
Patrick Ryan: We’re very pleased with the private label program.
John Ransom: Okay, thanks.
Patrick Ryan: Thank you.
Operator: Thank you.
Patrick Ryan: Operator?
Operator: Sir, that does conclude this session —
Patrick Ryan: Operator, I have one comment that I would like to make before we close out, if I could.
Operator: Yes, sir.
Patrick Ryan: I just want to make one comment on a personal note. And that is I would like to thank Tom Pyle, our Chairman, for his leadership and inspiration in the past year. Professionally, Tom has encouraged all of us, really our entire team to focus on the interest of our patients and to think creatively and to develop programs that meet our patients’ needs. And on a personal level, we’ve all been inspired and awed by Tom’s courage, his strength, his energy, and his commitment as he continues through his very difficult fight with cancer. On behalf of our entire team, I would like to thank him, and on behalf of the shareholders, thank him for the role that he has played in the last year and continues to play. With that I would like to thank all of you for your support in the last year. I look forward to working with you in 2008 and having an exciting year. So thank you very much, operator.
Operator: Thank you, sir. Ladies and gentlemen, that does conclude the conference call for today. We thank you all for your participation and ask that you please disconnect your lines. Thank you once again for attending, and have a great day.